Exhibit 99.1
Greenhaven Continuous Commodity Index Fund Announces Nearly All Available Units Issued
For Immediate Release
ATLANTA, March 26, 2009. Greenhaven Continuous Commodity Index Fund (NYSE-ARCA: GCC) announced today that due to an increase in requests for issuances of its Units of Beneficial Interest since the beginning of the trading week, of the 4 million Units authorized for issuance under its prospectus, all but one basket of 50,000 Units have been created and issued to date. As a result of this development, the creation of new Units will not be possible unless and until Greenhaven registers additional Units for issuance with the Securities and Exchange Commission.
Greenhaven confirmed that it intends to prepare documents to file with regulators in order to issue additional Units as soon as practicable, however, the timing of this process is dependent on a number of factors including the preparation of filings and regulatory review.
Greenhaven also announced that investors can still buy and sell Greenhaven Units on the NYSE and that the Fund continues to operate under its stated goal of tracking the Thomson Reuters Continuous Commodity Index. However, as a result of no Units remaining available for creation, a possibility exists that the price and value of the Units could diverge from the tracking of the Index.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
Forward-Looking Statements
This press release includes forward-looking statements that are based on information currently available, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see Greenhaven’s filings with the Securities and Exchange Commission. In providing forward-looking statements, Greenhaven does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

About Greenhaven Continuous Commodity Index Fund
Greenhaven Continuous Commodity Index Fund is an ETF that tracks the Thomson Reuters Continuous Commodity Index-Total Return, an equal-weight index consisting of 17 different commodities plus a Treasury bill yield. The managing owner of the Fund is Greenhaven Commodity Services, LLC, which is owned by Greenhaven, LLC, based in Atlanta, Georgia. Greenhaven, LLC is a company that specializes in commodities.
For more information please contact Greenhaven at 1-866-501-7704 or via e-mail at info@greenhavenfunds.com.
Media contact: Please contact Tom Fernandes at 1-800-845-8103.
ALPS Distributors, Inc. is the distributor of the Greenhaven Continuous Commodity Index Fund Tracking Fund.